       As filed with the Securities and Exchange Commission on December 30, 1999
                                                            Registration No.333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                 OFFICEMAX, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Ohio                                       34-1573735
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

3605 Warrensville Center Road, Shaker Heights, Ohio               44122
   (Address of Principal Executive Offices)                     (Zip Code)
                                 ---------------

                                 OFFICEMAX, INC.
                         EXECUTIVE SAVINGS DEFERRAL PLAN
                            (Full Title of the Plan)
                                 ---------------
                                  Michael Feuer
                      Chairman and Chief Executive Officer
                                 OfficeMax, Inc.
            3605 Warrensville Center Road, Shaker Heights, Ohio 44122
                     (Name and Address of Agent for Service)

                                 (216) 921-6900
          (Telephone Number, Including Area Code, of Agent for Service)
                                 ---------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================

Title Of                  Amount               Proposed                 Proposed                 Amount Of
Securities To             To Be                Maximum Offering         Maximum Aggregate        Registration Fee
Be Registered(1)          Registered           Price Per Share          Offering Price(2)
=========================================================================================================================

Deferred Compensation       $2,000,000              100%                $2,000,000               $528
Obligations
=========================================================================================================================

(1) The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the OfficeMax, Inc. Executive Savings Deferral Plan (the "Plan").

(2) Estimated in accordance with Rule 457(h) solely for the purpose of determining the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The documents listed in (a) through (c) below are incorporated by reference in to this Registration Statement. All documents filed by OfficeMax, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.

                  (a) The Registrant's Annual Report on Form 10-K (the "1999 Form 10-K") for the fiscal year ended January 23, 1999;

                  (b) All other reports filed by the Registrant pursuant to
                  Section 13(a) or 15(d) of the Exchange Act since January 23, 1999, including the Form 10-Qs for the quarters ended April 24, 1999, July 24, 1999 and October 23, 1999; and

                  (c) The description of the Registrant's Common Shares contained in the Form 8-A Registration Statement filed with the Commission on October 4, 1994 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.           DESCRIPTION OF SECURITIES.

                  The following description of the Deferred Compensation Obligations registered hereunder is qualified by reference to the OfficeMax, Inc. Executive Savings Deferral Plan (the "Plan"). A copy of the Plan is filed as Exhibit 4 to this Registration Statement.

                  The Plan provides eligible employees the opportunity to elect to defer certain compensation. The Deferred Compensation Obligations will be unsecured general obligations of the Registrant to pay deferred compensation and matching contributions to participants in the future in accordance with the terms of the Plan. As such, these obligations will in all events remain subject to the claims of the Registrant's general creditors. The Deferred Compensation Obligations will be payable from the general assets of the Registrant; provided, however, that if the Registrant has established a trust to fund all or any part of the benefits under the Plan, payments by the trust will be made only to the extent there are assets in the trust and any payment due under the Plan that is not paid by the trust will be paid by the Registrant from its general assets. The Registrant is not required to establish a trust.

                  The compensation deferred under the Plan will accrue earnings as if held in the funds that the participant has selected under the OfficeMax, Inc. 401(k) Savings Plan (the "Basic Plan"). One of the investment options under the Basic Plan is the OfficeMax Common Shares fund. The amount of compensation to be deferred by each participant will be determined based on elections made by the participant in accordance with the terms of the Plan. The Deferred Compensation Obligations will be payable on the date or dates, and in the manner, selected by each participant in accordance with the terms of the Plan. The Registrant will credit to the participant's account an amount equal to the Registrant's matching contribution as determined in accordance with the terms of the Plan. A participant will be vested in the Registrant's matching contributions in varying percentages over a three-year period in accordance with the terms of the Plan. A participant is always one hundred percent vested in all amounts of deferred compensation credited to his or her account.

                  The compensation deferred by a participant and the Registrant's matching contributions will be credited quarterly, or more frequently as determined by the committee designated by the board of directors to administer the Plan, to reflect the investment return on the deferred compensation and matching contributions based on the participant's elections under the Basic Plan.

                  The Deferred Compensation Obligations are not subject to redemption by the Registrant, in whole or in part, prior to the applicable payment date or dates elected by the participant either at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision.

                  The Deferred Compensation Obligations are not convertible into any security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each participant will be responsible for acting independently with respect to, among other things, the making of elections and giving of notices.

                  No amounts payable under the Plan may be assigned, pledged, mortgaged, or hypothecated, and, to the extent permitted by law, no such amounts are subject to legal process or attachment for the payment of any claims against any person entitled to receive the payments.

                  The Registrant's board of directors has the right to amend or terminate the Plan at any time. However, a participant's accrued benefits at the time of any amendment, suspension or termination of the Plan cannot be reduced.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Article V of the Code of Regulations of the Registrant provides for indemnification of a director, officer or employee in certain instances, as permitted under Section 1701.13(E) of the Ohio Revised Code, against expenses, judgments, fines, and amounts paid in settlement in connection with the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was, is or is threatened to be made a party by reason of his status as an officer, director or employee.

                  A director, officer or employee is entitled to indemnification only if a determination is made (i) by the directors of the Registrant acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present,
(ii) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, (iii) by the shareholders or (iv) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought, that such director, officer or employee (a) was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duty to the Registrant, (b) acted in good faith and in a manner he reasonably believed to be in the best interest of the Registrant and (c) in any matter the subject of a criminal action, suit or proceeding, had no reasonably cause to believe that his conduct was unlawful.

                  Additionally, Section 1701.13(E)(5)(a) of the Ohio Revised Code provides that, unless prohibited by specific reference in a corporation's articles of incorporation or code of regulations, a corporation shall pay a directors expenses, including attorneys' fees, incurred in defending an action, suit or proceeding brought against a director in such capacity, whether such action, suit or proceeding is brought by a third party or by or in the right of the corporation, provided the director delivers to the corporation an undertaking to (a) repay such amount if it is proved in a court of competent jurisdiction that his action or failure to act was undertaken with deliberate intent to injure the corporation or with reckless disregard for the best interests of the corporation and (b) reasonably cooperate with the corporation in such action, suit or proceeding.

                  Section 1701.13(E)(7) of the Ohio Revised Code provides that a corporation may purchase insurance or furnish similar protection for any director, officer or employee against any liability asserted against him in any such capacity, whether or not the corporation would have the power to indemnify him under Ohio law. The Registrant maintains a directors' and officers' insurance policy which insures officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.   EXHIBITS.

Exhibit Number           Description of Exhibit
--------------           ----------------------

4                        OfficeMax, Inc. Executive Savings Deferral Plan

5 Opinion of Ross Pollock, Senior Vice President, General Counsel of the Registrant

23.1                     Consent of PricewaterhouseCoopers LLP

23.2 Consent of Ross Pollock, Senior Vice President, General Counsel of the Registrant (included in Opinion filed as Exhibit 5 hereto)

24                       Powers of Attorney (included at page II-6)

ITEM 9. UNDERTAKINGS.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.








                             [INTENTIONALLY BLANK]

                                   SIGNATURES

                  THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shaker Heights, State of Ohio, on this 29th day of December, 1999.

                                      OFFICEMAX, INC.

                                     /s/ Michael Feuer
                                By:  ---------------------------------------
                                     Michael Feuer
                                     Chairman and Chief Executive Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Feuer, Jeffrey L. Rutherford and Ross H. Pollock, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 29, 1999 by the following persons in the capacities indicated below.

     Signature                              Title
     ---------                              -----

/s/ Michael Feuer
-------------------------------     Chairman and Chief Executive Officer
Michael Feuer                       (Principal Executive Officer)

/s/ Jeffrey L. Rutherford
-------------------------------     Executive Vice President, Chief Financial
Jeffrey L. Rutherford               Officer (Principal Financial and Accounting
                                    Officer)

/s/ Raymond L. Bank
-------------------------------     Director
Raymond L. Bank

/s/ Burnett W. Donoho
-------------------------------     Director
Burnett W. Donoho

/s/ Carl D. Clickman
-------------------------------     Director
Carl D. Glickman


/s/ James F. McCann
-------------------------------     Director
James F. McCann


/s/ Sydell L. Miller
-------------------------------     Director
Sydell L. Miller


/s/ Ivan J. Winfield
-------------------------------     Director
Ivan J. Winfield

                                  EXHIBIT INDEX
                                  -------------

Exhibit Number         Description of Exhibit
--------------         ----------------------

4                      OfficeMax, Inc. Executive Savings Deferral Plan

5 Opinion of Ross Pollock, Senior Vice President, General Counsel of the Registrant

23.1                   Consent of PricewaterhouseCoopers LLP

23.2 Consent of Ross Pollock, Senior Vice President, General Counsel of the Registrant (included in Opinion filed as Exhibit 5 hereto)

24                     Powers of Attorney (included at page II-6)